Exhibit 99.1

December 11, 2025

EOG Resources Appoints John D. Chandler to Board of Directors

HOUSTON - EOG Resources, Inc. (EOG) today announced the appointment of John D. Chandler to its Board of Directors, effective December 10, 2025. Chandler served as Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. (Williams), a publicly traded energy infrastructure provider focused on the gathering, processing, transportation and storage of natural gas, from 2017 until his retirement in 2022. Chandler also serves as a director of Matrix Services Company and LSB Industries, Inc.

“We are excited to add someone with John’s track record and leadership experience in the oil and gas industry to EOG’s Board of Directors,” said Ezra Y. Yacob, Chairman and Chief Executive Officer. “John’s financial expertise and extensive background and knowledge across both crude oil and natural gas midstream transportation businesses will be a valuable asset to our Board and the company.”

Chandler previously served as Chief Financial Officer, Treasurer and Chief Accounting Officer for Magellan Midstream Partners (Magellan), which was then a publicly traded limited partnership focused on the transportation, storage and distribution of refined petroleum products and crude oil, from 2002 until his retirement in 2014. Before Magellan, Chandler held various positions of increasing responsibility at Williams and at MAPCO Inc., including financial and strategic planning and accounting roles.

About EOG

EOG Resources, Inc. (NYSE: EOG) is one of the largest crude oil and natural gas exploration and production companies in the United States with proved reserves in the United States and Trinidad. To learn more visit www.eogresources.com.

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